Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

October 1, 2018

CapStar Financial Holdings, Inc.

1201 Demonbreun Street, Suite 700

Nashville, Tennessee 37203

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to CapStar Financial Holdings, Inc., a Tennessee corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 of the Company (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of up to 548,051 shares of common stock, par value $1.00 per share, of the Company (the “Shares”), to be issued by the Company pursuant to the Athens Bancshares Corporation 2010 Equity Incentive Plan as assumed by the Company (the “Plan”).

In rendering this opinion, we have examined the Registration Statement, the charter and bylaws of the Company and such corporate records, other documents and matters of law as deemed necessary or appropriate. In this opinion, we have relied, with your consent, upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of certified copies submitted to us with the original documents to which such certified copies relate and the legal capacity of all individuals executing any of the foregoing documents.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Shares have been issued and delivered in accordance with the provisions of the Plan, the Shares will be validly issued, duly authorized, fully paid and nonassessable.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing. We are members of the bar of the State of New York and we express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

We hereby consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz